Exhibit 99.1

Nnenna Lynch Appointed to Board of Directors of Blackstone Mortgage Trust

New York, July 21, 2021 – Blackstone Mortgage Trust, Inc. (NYSE: BXMT) announced today that Nnenna Lynch has been appointed to its Board of Directors, effective immediately.

Ms. Lynch brings a diverse array of knowledge and experience in real estate investment and development to the BXMT board. She is Founder & CEO of Xylem Projects, a mission-driven real estate firm focused on preserving workforce housing and developing mixed-use projects, and is a seasoned executive in urban redevelopment with a track-record of leading initiatives in the public and private sectors.

Michael B. Nash, Executive Chairman of the Board of BXMT, said: “We are thrilled to welcome Nnenna to our Board of Directors. Her deep experience in real estate across areas including mixed-use, residential, commercial and affordable housing as well as sustainability and public policy will be invaluable as we continue to grow our business.”

Prior to founding Xylem Projects, Ms. Lynch served as the Managing Principal and Head of Development for The Georgetown Company, a privately held diversified real estate company. She was also previously a Senior Policy Advisor for Mayor Michael Bloomberg in New York City where she spearheaded initiatives including large-scale redevelopment projects. Ms. Lynch is a graduate of Villanova University, where she won five NCAA track titles, and Oxford University, where she attended as a Rhodes Scholar. She also sits on the boards of Avalon Bay (NYSE: AVB) and New York Road Runners.

About Blackstone Mortgage Trust

Blackstone Mortgage Trust (NYSE:BXMT) is a real estate finance company that originates senior loans collateralized by commercial real estate in North America, Europe, and Australia. Our investment objective is to preserve and protect shareholder capital while producing attractive risk-adjusted returns primarily through dividends generated from current income from our loan portfolio. Our portfolio is composed primarily of loans secured by high-quality, institutional assets in major markets, sponsored by experienced, well-capitalized real estate investment owners and operators. These senior loans are capitalized by accessing a variety of financing options, depending on our view of the most prudent strategy available for each of our investments. We are externally managed by BXMT Advisors L.L.C., a subsidiary of Blackstone. Further information is available at www.bxmt.com.

Contact

Blackstone

+1 (212) 583-5263

PressInquiries@Blackstone.com

Source: Blackstone Mortgage Trust, Inc.